FOR RELEASE MONDAY, AUGUST 25, 2003

Press  Contact:
Jonathan  Korzen
Audible.com
+1(973)  837-2718
jkorzen@audible.com

            AUDIBLE.COM SIGNS NEW MARKETING ALLIANCE WITH AMAZON.COM

WAYNE, NJ, AUGUST 25, 2003-Audible, Inc. (OTC BB:ADBL) announced today that it has signed a new marketing alliance with Amazon.com (NASDAQ: AMZN). Audible provides digital spoken word products for download or streaming to Amazon.com's millions of customers. Audible is the leading provider of digitally delivered spoken word audio.

"We are pleased to continue our content and marketing relationship with our friends at Amazon.com, who share our vision of great customer service and affordable content," said Brian Fielding, executive vice president, Content, Audible, Inc. "Our ongoing relationship with Amazon.com helps continue the reach of Audible's content and services business into Amazon's base of more than 35 million active customer accounts in the past year."

"We are always looking for ways to make it easier for customers to find, discover and buy from Amazon.com," said Curtis Kopf, director of Amazon.com Digital. "By making Audible.com products available on our site, we make it easy for customers to find all the Audible titles that are available while also addressing their desire to use the Internet not only for the ease of ordering but for the convenience of online delivery."

The non-exclusive alliance announced today follows the expiration of the original January 2000 agreement between the two companies.

ABOUT  AUDIBLE,  INC.:
Audible (www.audible.com ) is the Internet's largest, most diverse provider of premium spoken audio services for content download and playback on personal computers, CD or AudibleReady computer-based mobile devices. Audible has more than 34,000 hours of audio programs and 135 content partners that include leading audiobook publishers, broadcasters, entertainers, magazine and newspaper publishers and business information providers. Audible.com

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provides  Amazon.com  with spoken word products for downloading or streaming via the Web. Additionally, the Company is strategically aligned with Random House, Inc., to pioneer the first-ever imprint to produce spoken word content specifically suited for digital distribution, Random House Audible. Among the Company's key business partners are Apple Corp., Casio Inc., Handspring, Hewlett-Packard Company, Microsoft Corporation, Palm, Inc., Royal Philips Electronics, RealNetworks, Inc., Sony Electronics, Texas Instruments and VoiceAge Corp.

Audible, www.audible.com, and AudibleReady are registered trademarks of Audible, Inc.; AudibleListener and Otis are trademarks of Audible, Inc. and all are part of the family of Audible, Inc. trademarks.

Other product or service names mentioned herein are the trademarks of their respective owners.

This press release contains information about Audible, Inc. that is not historical fact and may be deemed to contain forward-looking statements about the company. Actual results may differ materially from those anticipated in any forward-looking statements as a result of certain risks and uncertainties, including, without limitation, Audible's limited operating history, history of losses, uncertain market for its services, and its inability to license or produce compelling audio content and other risks and uncertainties detailed in the company's Securities and Exchange Commission filings.

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